Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics’ Pixuvri® Approved in

European Union as Monotherapy to Treat Adult

Patients with Multiply Relapsed or Refractory

Aggressive Non-Hodgkin B-Cell Lymphomas

-Conditional Marketing Authorization Speeds Innovative New Therapy to Patients with

Unmet Medical Need

SEATTLE. Wash., May 10, 2012 — Cell Therapeutics, Inc.(“CTI”) (Nasdaq and MTA: CTIC) today announced that it has received conditional marketing authorization from the European Commission (“EC”) for Pixuvri® (pixantrone) as monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive non-Hodgkin B-cell lymphomas (“NHL”). Pixuvri is the first approved treatment in the European Union (“EU”) in this patient setting.

The decision allows CTI to market Pixuvri in the 27 Member States of the EU as well as in Iceland, Liechtenstein and Norway. CTI expects to make Pixuvri immediately available in the EU, initially through a named patient program. CTI plans to market and commercialize Pixuvri with its own sales force in the EU starting in the 2nd half of 2012.

“Pixuvri is a welcome addition in our efforts to control disease progression in these late-stage aggressive NHL patients as it has demonstrated a significant benefit compared to standard treatments used at this stage of disease. By addressing this unmet need, Pixuvri adds an important treatment option for patients,” said Norbert Schmitz, M.D., Ph.D., Head of the Department of Hematology, Askelepios Klinik St. Georg in Hamburg, Germany.

“The EC’s decision for Pixuvri is an important milestone for adult patients with multiply relapsed or refractory aggressive non-Hodgkin B-cell lymphomas who currently have no approved option to treat their disease, and we are moving rapidly to make this product available for patients in the EU,” said James A. Bianco, M.D., CEO of CTI.

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The PIX 301 phase 3 clinical trial, which formed the basis for the marketing authorization application, demonstrated that a greater proportion of patients achieved a complete response or unconfirmed complete response to Pixuvri than a comparator chemotherapy medicine, (20% versus 6%) and patients receiving Pixuvri survived for longer without their disease progressing (an average of 10.2 months versus 7.6 months). The most frequent side effect seen in the clinical studies was suppression of the patient’s bone marrow, resulting in low levels of white blood cells, platelets and red blood cells. Infections were common, but were only serious in a few patients. The Summary of Product Characteristics (“SmPC”) will include the full prescribing information, including the safety and efficacy profile of Pixuvri in the approved indication. The Summary of Product Characteristics, which will be published in the European Public Assessment Report is expected to be posted to the European Medicines Agency’s (the “EMA”) website (http://www.ema.europa.eu) in the next few weeks.

Indication and Dosing

Pixuvri will be marketed in the EU as Pixuvri 29 mg powder for concentrate for solution for infusion; and is indicated as monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive NHL. The benefit of Pixuvri treatment has not been established in patients when used as fifth line or greater chemotherapy in patients who are refractory to last therapy.

One vial of Pixuvri contains 29 mg pixantrone (as dimaleate), and must be reconstituted and diluted before use. The recommended dose is 50 mg/m2 of Pixuvri base on days one, eight, and 15 of each 28-day cycle for up to six cycles. However, the dose has to be adjusted before the start of each cycle based on nadir hematologic counts or maximum toxicity from the preceding cycle of therapy. The amount of Pixuvri in milligrams that is to be administered to a patient should be determined on the basis of the patient’s body surface area (“BSA”).

About Conditional Marketing Authorization

Similar to accelerated approval regulations in the United States, conditional marketing authorizations are granted in the EU to medicinal products with a positive benefit/risk assessment that address unmet medical needs and whose availability would result in a significant public health benefit. A conditional marketing authorization is renewable annually. Under the provisions of the conditional marketing authorization for Pixuvri, CTI will be required to complete a post-marketing study aimed at confirming the clinical benefit previously observed.

The EMA’s Committee for Medicinal Products for Human Use (“CHMP”) has accepted PIX306, CTI’s ongoing randomized controlled phase 3 clinical trial, which compares Pixuvri-rituximab to gemcitabine-rituximab in patients who have relapsed after 1 to 3 prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant (“ASCT”). As a condition of approval, CTI has agreed to have available the PIX306 clinical trial results by June 2015.

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About Non-Hodgkin Lymphoma

NHL is caused by the abnormal proliferation of lymphocytes, cells key to the functioning of the immune system. It usually originates in lymph nodes and spreads through the lymphatic system. NHL can be broadly classified into two main forms—aggressive and indolent NHL. Aggressive NHL is a rapidly growing form of the disease that moves into advanced stages much faster than indolent NHL, which progresses more slowly. The World Health Organization’s International Agency for Research on Cancer’s 2008 GLOBOCAN database most recent estimates state that in EU approximately 74,162 people will be diagnosed with NHL and 31,371 are estimated to die from NHL every year.

There are many subtypes of NHL, but aggressive B cell NHL is the most common and accounts for about 60% of cases. Initial therapy for aggressive NHL with anthracycline-based combination therapy cures up to 60% of patients. Of the remaining patients, approximately half will respond to intensive second-line treatment and some are cured by stem cell transplantation. Of those not eligible for intensive second line therapy and those patients who fail to respond or relapse, until the approval of Pixuvri, no therapeutic has received regulatory approval for this patient group.

About Pixuvri (pixantrone)

Pixantrone is a novel aza-anthracenedione with unique structural and physio-chemical properties. Unlike related compounds, pixantrone forms stable DNA adducts and in preclinical models has superior anti-lymphoma activity compared to related antineoplastic compounds. Pixantrone was structurally designed so that it cannot bind iron and perpetuate oxygen radical production or form a long-lived hydroxyl metabolite — both of which are the putative mechanisms for anthracycline induced acute and chronic cardiotoxicity. These novel pharmacologic properties allow pixantrone to be administered to patients with near maximal lifetime exposure to anthracyclines without unacceptable rates of cardiotoxicity, and because pixantrone is not a vesicant, allow it to be safely delivered via a peripheral intravenous catheter. At the time of grant of marketing authorization by the European Commission, Pixuvri is not yet approved in the United States.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular,

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including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory NHL and/or other tumors as determined by the U.S. Food and Drug Administration, that Pixuvri may not be immediately available to patients in the EU, that CTI may not market and commercialize Pixuvri with its own sales force in EU starting in the second half of 2012, that patients may experience side effects from Pixuvri other than suppression of bone marrow, that CTI may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab compared to gemcitabine-rituximab in patients who have relapsed after 1 to 3 prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant (“ASCT”) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all, that CTI may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX 301 trial, that the conditional marketing authorization for Pixuvri may not be renewed, CTI’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling Pixuvri, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

* * *

European Information:

Elena Bellacicca

T: +39 02 89659700

E: EBellacicca@cti-lifesciences.com

U.S.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

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